Exhibit 10.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of April 2, 2025 (this “Supplemental Indenture”), between Desktop Metal, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), to the Indenture, dated as of May 13, 2022 (the “Indenture”), between such parties, governing the 6.0% Convertible Senior Notes due 2027 (the “Notes”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of July 2, 2024 (the “Merger Agreement”), by and among Nano Dimension Ltd., an Israeli company (“Parent”), Nano US I Inc., a Delaware corporation (“Merger Sub”), which is an indirect wholly owned subsidiary of Parent, and the Company, pursuant to which, and upon the terms and subject to the conditions contained in the Merger Agreement effective as of the date hereof, Merger Sub merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”), and, in connection therewith, each share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that is outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock (i) that are held by the Company as treasury stock or held by Parent or Merger Sub or any Company Subsidiary (as defined in the Merger Agreement), immediately prior to the effective time of the Merger, which shares of Common Stock shall be canceled and extinguished without any conversion thereof or consideration paid therefor (the “Canceled Company Shares”) or (ii) that are held by any person who is entitled to demand and who has properly and validly demanded appraisal of such shares of Common Stock pursuant to, and who has complied in all respects with, Section 262 of the Delaware General Corporation Law (the “Dissenting Company Shares”)), shall, by virtue of the Merger, be converted automatically into the right to receive an amount in cash equal to $5.295 per share (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of shares of Common Stock without interest thereon and subject to any applicable withholding taxes;

WHEREAS, the Merger has been consummated and each share of Common Stock that was outstanding immediately prior to the effective time of the Merger (other than the Canceled Company Shares and the Dissenting Company Shares) was converted automatically into the right to receive the Merger Consideration, in each case, on the date hereof (the “Effective Date”), in accordance with the Merger Agreement and substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the consummation of the Merger as contemplated by the Merger Agreement constituted a Business Combination Event, a Common Stock Change Event, a Fundamental Change and a Make-Whole Fundamental Change under the terms of the Indenture;

WHEREAS, as a result of with the foregoing, Section 5.09(A)(iv)(3) of the Indenture provides that the Company shall execute and deliver a supplemental indenture with the Trustee pursuant to Section 8.01(F) of the Indenture, without requiring the consent of the Holders of the Notes, providing that, for all conversions that occur at or after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of other securities, cash or other property, or any combination of the foregoing, that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger would have been entitled to receive upon such Merger;

WHEREAS, the Company has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture and, in accordance with Sections 6.01(B), 8.06, 10.02(B), 11.02 and 11.03 of the Indenture, has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee, in each case, responsive to and in compliance with the matters stated therein; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized by the Company in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

AGREEMENT

SECTION 1. Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2. Settlement upon Conversion.

In accordance with Section 5.09(A)(ii) of the Indenture, and from and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of other securities, cash or other property, or any combination of the foregoing, that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have been entitled to receive upon such Merger (the “Reference Property”), which shall be cash equal to approximately $318.50 per $1,000 principal amount of Notes based on a Conversion Rate of 60.1504 and reflecting the right to receive $5.295 in cash for each share. No Additional Shares are required to be added to the Conversion Rate as a result of the Make-Whole Fundamental Change. Accordingly, any reference in respect of a Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $5.295 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property. The Company will settle each such conversion no later than the tenth (10th) Business Day after the relevant Conversion Date, pursuant to Section 5.09(A)(2) of the Indenture.

SECTION 3. Notes.

Each Note, with effect on and from the Effective Date, without further action by the parties hereto shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Notes consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

SECTION 4. Ratification and Effect.

Except as hereby expressly amended, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein,” and each reference in the Notes to “the Indenture,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. Additionally, each reference in the Notes to “this Note,” “hereunder,” “hereof,” or “herein,” and each reference in the Indenture to “the Notes,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Notes as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

SECTION 5. Responsibility of the Trustee.

(a)       The recitals in the Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

(b)       In acting under or in connection with this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(c)       The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

SECTION 6. Governing Law; Jurisdiction; Waiver of Jury Trial.

The provisions of Sections 11.06 and 11.07 of the Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 7. Severability.

If any provision of this Supplemental Indenture is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture will not in any way be affected or impaired thereby.

SECTION 8. Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 9. Execution in Counterparts.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

SECTION 10. Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. The section headings are for convenience only and shall not affect the construction hereof.

SECTION 11. Successors and Assigns.

All covenants and agreements made by the Company in this Supplemental Indenture shall be binding upon its successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

DESKTOP METAL, INC.

By:	/s/ Ric Fulop
Name:	Ric Fulop
Title:	Chief Executive Officer

[Signature Page to First Supplemental Indenture]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

[Signature Page to First Supplemental Indenture]